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                                                                       EXHIBIT 8

        [FORM OF OPINION OF BUCHANAN INGERSOLL PROFESSIONAL CORPORATION]


                              ______________, 1996



Information Transmission Systems Corp.
375 Valley Brook Road
McMurray, PA  15317

     Re: Merger of Acquisition Sub, Inc., a wholly owned subsidiary of ADC Telecommunications, Inc., with and into Information Transmission System Corp.

Gentlemen:

          You have requested our opinion as to the federal income tax consequences of the transaction contemplated by the Agreement and Plan of Merger dated February 2, 1996, by and among ADC Telecommunications, Inc., a Minnesota corporation ("ADC"), Pittsburgh Merger Sub, Inc., a Pennsylvania corporation and wholly owned subsidiary of ADC ("Merger Subsidiary"), and Information Transmission Systems Corp., a Pennsylvania corporation (the "Company") (the "Merger Agreement") providing, in part and subject to certain conditions, for the merger of Merger Subsidiary with and into Company (the "Merger") pursuant to the Pennsylvania Business Corporation Law. Upon consummation of the Merger, the Company will be the surviving corporation and a wholly owned subsidiary of ADC. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

          Upon consummation of the Merger, each issued and outstanding share (other than shares owned by the Company as treasury stock or by ADC or any subsidiary of ADC, and other than dissenting shares all of which will be canceled) of Company common stock, par value $.20 per share (the "Company Common Stock"), will be converted into the right to receive the number of shares of ADC common stock, par value $.20 per share (the "ADC Common Stock"), rounded to
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the nearest thousandth of a share, determined by dividing (i) the Adjusted ADC
Shares (as defined below) by (ii) the aggregate number of shares of Company Common Stock then outstanding (the "Merger Consideration"). The "Adjusted ADC Shares" shall be a number equal to the quotient of (i) $34,000,000 less the Merger Expenses (as defined in the Merger Agreement) of the Company divided by
(ii) the ADC Measurement Price. The "ADC Measurement Price" shall be determined by dividing (i) the Total Weighted Trading Price by (ii) the Total ADC Trading Volume. The Total Weighted Trading Price shall be the sum of the Weighted Trading Prices for each of the trading days commencing on the date hereof and ending on the third trading day immediately preceding the Effective Date (the "Measurement Period"). As used herein, the Effective Date is that date on which the Articles of Merger (as defined in the Merger Agreement) are properly filed with the Commonwealth of Pennsylvania. The Weighted Trading Price for any trading day shall be equal to (i) the total trading volume of ADC Common Stock as reported in the Wall Street Journal for such trading day multiplied by
(ii) the closing price of one share of ADC Common Stock on the Nasdaq National Market for such trading day. The Total ADC Trading Volume shall be the sum of the daily trading volumes for each trading day during the Measurement Period.

          No fractional shares of ADC Common Stock will be issued in the Merger. If any holder of shares of Company Common Stock would be entitled to receive a number of shares that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash.

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          We have examined the Registration Statement of Form S-4, which is to be filed with the Securities and Exchange Commission in connection with the registration of 1,501,461 shares of ADC Common Stock, including those to be issued in the Merger, and the documents attached thereto (the "Registration Statement"), the Merger Agreement and other documents, legal opinions, corporate records, statutes, decisions, and questions of law as we have deemed necessary or appropriate to express an informed opinion on the matters hereinafter set forth. For purposes of this opinion, we have assumed that the Merger will constitute a statutory merger under the applicable laws of the Commonwealth of Pennsylvania.

          For the purpose of rendering our opinion, we have assumed that all of the conditions precedent to the Merger set forth in the Merger Agreement will be met and that the Merger will receive any required regulatory approvals. We have further assumed that the Merger will be approved by the holders of Company Common Stock and will become effective under state and federal law in accordance with the Merger Agreement. We have also assumed that the shareholders of the Company will not dispose of their ADC Common Stock to be received in the Merger to such an extent as to cause the Merger to not satisfy the continuity of proprietary interest requirement of Treasury Regulation Section 1.368-1(b) and that the Escrow Agreement meets the requirements of Revenue Procedure 84-42, 1984-1 C.B. 521.

          In giving this opinion, we are relying on the truth of the covenants, representations and warranties of each of the parties to the Merger Agreement as set forth in the Merger


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Agreement and on the specific factual representations the parties have made to us in connection with this opinion, which representations are those required in order to seek a private letter ruling from the Internal Revenue Service with respect to the applicability of Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), as set forth in Revenue Procedure 86-42, 1986-2 C.B. 722, Section 7.03 and 7.08.

          Our opinion is conditioned upon the satisfaction of the following conditions as of the Effective Date of the Merger:

     i) The continued accuracy as of the Effective Date of the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement; and

     ii) The continued accuracy as of the Effective Date of the facts and representations of the parties to the Merger Agreement made to us and other representations that we have received.

          Based solely on the facts, assumptions and representations as so stated, satisfaction of the conditions above as of the Effective Date, and under the present provisions of the Code as they have been or appear likely to be interpreted by the courts or the Internal Revenue Service, we are of the opinion, for federal income tax purposes, that:

     1. The Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and ADC and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;


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     2.   No gain or loss will be recognized by ADC or the Company in the
          Merger;

     3. No gain or loss will be recognized by the holders of Company Common Stock upon their receipt of ADC Common Stock in exchange for their Company Common Stock (except with respect to cash received in lieu of a fractional share interest in ADC Common Stock);

     4. The tax basis of the shares of ADC Common Stock received by the holders of the Company Common Stock will be the same as the tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received);

     5. The holding period of ADC Common Stock in the hands of the holders of Company Common Stock will include the holding period of their Company Common Stock surrendered in exchange therefor, provided that such Company Common Stock is held as a capital asset on the Effective Date; and

     6. The payment of cash to the holders of Company Common Stock in lieu of fractional shares of ADC Common Stock by the Exchange Agent will be treated as if their fractional shares were distributed as part of the exchange and then redeemed by ADC, and the cash payment will be treated as having been received as a distribution in full payment in exchange for the fractional shares redeemed and taxed as provided in
          Section 302(a) of the Code.


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          We have rendered the foregoing opinion as of the date hereof, and we do not undertake to supplement our opinion with respect to factual matters or changes in the law which may hereinafter occur.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4 filed by ADC with the Securities and Exchange Commission relating to the registration of 1,501,461 shares of ADC Common
Stock, including those to be issued in the Merger, and all references to us in the Registration Statement on Form S-4.




                                   Buchanan Ingersoll
                                   Professional Corporation



                                   By:_____________________________

                                        Larry E. Phillips


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